Exhibit 99.1

[LOGO]

Press Release

Contacts:	Catherine J. Mathis, 212-556-1981; E-mail; mathis@nytimes.com
Paula Schwartz, 212-556-5224; E-mail; schwap@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY

REPORTS IMPROVED FOURTH-QUARTER AND FULL-YEAR RESULTS

NEW YORK, Jan. 27, 2004 – The New York Times Company announced today that fourth-quarter diluted earnings per share increased 5.8 percent to $.73, compared with $.69 in the 2002 fourth quarter, and net income grew 3.1 percent to $110.9 million compared with $107.5 million in the 2002 fourth quarter.

“Our fourth-quarter earnings were higher than we anticipated mainly because of stronger than expected advertising in December,” said Leonard P. Forman, senior vice president and chief financial officer.  “Newspaper Group advertising revenues, excluding the International Herald Tribune, rose 4.2 percent in December, a very strong showing, particularly given that they increased 16.7 percent in December ’02.  Our digital business again demonstrated outstanding growth, with fourth-quarter revenues up 27.2 percent and earnings more than doubling.  And despite higher benefits costs, investments in our properties and increased newsprint prices, expense growth remained restrained, rising just 2.5 percent in the quarter, excluding the International Herald Tribune.

“Our earnings guidance for 2004 remains unchanged.  In 2004, earnings comparisons are expected to be the most challenging in the first quarter versus the same period in 2003 when we benefited from a one-time reimbursement of printing facility remediation costs and when ad revenue growth was strongest.  While advertising this year is off to a somewhat slow start, we are well positioned to take advantage of a rebounding advertising market, thanks to our clearly defined and proven national expansion strategy and companion local strategy, along with our demonstrated financial discipline.”

In both 2003 and 2002, fourth-quarter earnings per share and net income noted above include pre-tax income of $1.3 million ($0.8 million after tax, or less than $.01 per share) related to a non-compete agreement.

Full-Year EPS and Net Income

For the year, diluted earnings per share were $1.98, up from $1.94 in 2002 and net income was $302.7 million, up from $299.7 million in 2002.

Full-year diluted earnings per share and net income noted above include the following items:

2003

In 2003 the three items below resulted in a net pre-tax gain of $8.7 million ($5.2 million after tax, or $.03 per share):

•                  a pre-tax gain of $8.3 million ($5.0 million after tax, or $.03 per share) from the expiration of an unused advertising credit,

•                  pre-tax income of $5.0 million ($3.0 million after tax, or $.02 per share) related to a non-compete agreement and

•                  a pre-tax charge of $4.6 million ($2.8 million after tax, or $.02 per share) associated with the closing of a small job fair business.

2002

In 2002 the two items below resulted in a net pre-tax charge of $7.6 million ($4.7 million after tax, or $.03 per share):

•                  pre-tax income of $5.0 million ($3.0 million after tax, or $.02 per share) related to a non-compete agreement and

•                  a pre-tax charge of $12.6 million ($7.7 million after tax, or $.05 per share) related to work force reductions.

International Herald Tribune

In January 2003 the Company purchased the remaining 50 percent interest in the International Herald Tribune (IHT) that it did not previously own.  Since January of 2003, results for the IHT have been included in the Newspaper Group.  Before that time, the Company’s partial ownership interest was reflected in the joint venture line of its income statement.  To provide useful comparisons, the results of the IHT are excluded from some of the revenue and expense numbers as noted below.

Revenues

Total revenues for the Company rose 5.0 percent to $882.3 million in the fourth quarter from $840.2 million in the 2002 fourth quarter.  Advertising revenues (68 percent of total revenues) grew 3.2 percent and circulation revenues (25 percent of total revenues) rose 7.3 percent in the fourth quarter compared with the same period in 2002.  Excluding the IHT, total revenues increased 2.5 percent, advertising revenues rose 1.2 percent and circulation revenues grew 2.8 percent compared with the fourth quarter of 2002.

Costs and Expenses

Total costs and expenses in the fourth quarter increased 6.2 percent to $687.8 million from $648.0 million in the 2002 fourth quarter.  Excluding the IHT, total costs and expenses in the fourth quarter rose 2.5 percent compared with the fourth quarter of 2002, mainly because of higher benefits expenses and increased costs associated with the Company’s investments in the national expansion of The New York Times, as well as an increase in newsprint expense.

Newsprint expense increased 7.4 percent in the fourth quarter compared with the 2002 fourth quarter.  Excluding the IHT, newsprint expense rose 5.3 percent, resulting from an increase in the Company’s average cost per ton of newsprint of 6.0 percent, partially offset by a decrease in consumption of 0.7 percent.

Operating Profit

Operating profit in the fourth quarter increased 1.2 percent to $194.5 million from $192.2 million in the fourth quarter of 2002.  Higher revenues in the fourth quarter were partially offset by an increase in costs and expenses.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) in the fourth quarter rose 2.1 percent to $230.9 million from $226.2 million in the 2002 fourth quarter.  The increase was primarily because of higher revenues as well as more favorable results from joint ventures in the fourth quarter compared with the prior-year fourth quarter, partially offset by an increase in costs and expenses.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service requirements.  A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

Total Newspaper Group revenues grew 5.7 percent in the fourth quarter to $820.6 million from $776.5 million in the prior-year fourth quarter.  Advertising revenues increased 4.0 percent and circulation revenues increased 7.3 percent in the fourth quarter compared with the same period in 2002.  Excluding the IHT, total revenues rose 3.0 percent, advertising revenues increased 1.8 percent and circulation revenues grew 2.8 percent in the fourth quarter compared with the fourth quarter of 2002.  Advertising revenues increased primarily as a result of higher advertising rates and circulation revenues grew primarily as a result of increased volume at The New York Times and higher prices at The Boston Globe.

Operating profit for the Newspaper Group increased 2.6 percent to $189.8 million in the fourth quarter from $184.9 million in the 2002 fourth quarter.  Higher revenues were partially offset by higher benefits expenses and increased costs associated with the Company’s investments in the national expansion of The New York Times, as well as an increase in newsprint expense.

Broadcast Group

Broadcast Group revenues declined 15.2 percent in the fourth quarter to $40.4 million from $47.6 million in the same period in 2002.  Operating profit decreased 30.9 percent in the fourth quarter to $13.1 million from $18.9 million in the 2002 fourth quarter, primarily due to lower advertising revenues related to decreased political advertising ($3.2 million in the fourth quarter of 2003 compared with a record $13.2 million in the same quarter last year).

New York Times Digital

Revenues for New York Times Digital grew 27.2 percent in the fourth quarter to $25.0 million from $19.7 million in the 2002 fourth quarter, and operating profit more than doubled to a record $7.2 million from $3.3 million, primarily due to higher advertising revenues resulting from increased volume.

Joint Ventures

Net loss from joint ventures was $2.8 million in the fourth quarter compared with $5.8 million in the 2002 fourth quarter.  Beginning in January 2003, the operating results of the IHT were no longer included in net loss from joint ventures.

Income Taxes

In 2003 the Company’s effective income tax rate (net of minority interest) for the fourth quarter was 39.5 percent compared with 39.0 percent for the fourth quarter of 2002.

Interest Expense-net, Shares, Cash and Total Debt

Interest expense-net in the fourth quarter decreased to $10.3 million from $11.5 million in the fourth quarter of 2002, primarily due to lower interest rates on debt outstanding and higher levels of capitalized interest in the fourth quarter compared with the 2002 fourth quarter.

In the fourth quarter, the Company repurchased 0.4 million shares at a cost of $19.8 million.  Approximately $94.9 million remains from the Company’s current share repurchase authorization at the end of the fourth quarter.  Class A and Class B common shares outstanding at the end of the quarter totaled 149.9 million shares.

At the end of the fourth quarter, the Company’s cash and cash equivalents were $39.4 million and total debt was $955.3 million.

Pension Contributions

The Company made a total of $110.5 million in tax-deductible contributions to its qualified pension plans in 2003.  Of the total contributions, $10.5 million was made in September and $100.0 million was made in the fourth quarter.

2004 Guidance

Below is 2004 guidance based on GAAP.  There have been no changes in guidance for 2004 since the Company issued it on December 9, 2003.

To provide more comprehensive guidance and reflect the growth of all of the Company’s lines of business, the 2004 advertising revenues guidance is for total Company advertising revenues.  This includes the Newspaper Group (of which the IHT is a part), the Digital Division and the Broadcast Group.  The 2004 growth rates for total Company advertising revenues and for expenses are each expected to be in the mid-single digits but the growth rate for total Company advertising revenues is expected to be higher than that of expenses.

Item	2004 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits
Newspaper Group Circulation Revenues	Growth rate expected to be in the low-single digits
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Total Company Expenses	Growth rate expected to be in the mid-single digits
Depreciation & Amortization	$145 to $150 million
Capital Expenditures (a)	$220 to $250 million
Net loss from Joint Ventures	Breakeven to a loss of $5 million
Interest Expense	$47 to $52 million
Tax Rate	39.5%
Diluted Earnings Per Share	Growth rate expected to be in the low- to mid-single digits over 2003 EPS of $1.98

(a) Includes costs of $110 to $120 million related to the Company’s interest in a new headquarters in New York City, which the Company expects to occupy in 2007.

Conference Call Information

The Company’s fourth-quarter earnings conference call will be held on Tuesday, January 27, at 11:30 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 800-289-0436 (in the U.S.) and 913-981-5507 (international callers) at least 10 minutes prior to the scheduled start of the call.  In addition, a replay of the call will be available online at www.nytco.com.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Thursday, January 29.  The access code is 273929.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the period ended December 29, 2002.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2003 revenues of $3.2 billion, includes The New York Times, The International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com.  For the third consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2002 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Attachments:

Condensed Consolidated Statements of Income

Segment and Statistical Information
Newspaper Group Revenues by Division
Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
Revenues

Advertising	$596,711	$578,221	$2,120,814	$2,048,815
Circulation	223,011	207,789	885,767	825,208
Other (a)	62,560	54,188	220,619	204,984
Total	882,282	840,198	3,227,200	3,079,007

Costs and expenses	687,821	647,962	2,687,650	2,534,139

Operating profit	194,461	192,236	539,550	544,868

Net loss from joint ventures	2,835	5,778	8,223	12,330

Interest expense - net	10,333	11,533	44,757	45,435

Other income (b)	1,250	1,250	13,277	5,000

Income before income taxes and minority interest	182,543	176,175	499,847	492,103

Income taxes	72,431	68,730	197,762	191,955

Minority interest in net (income)/loss of subsidiaries (c)	748	57	570	(401)

Net Income	$110,860	$107,502	$302,655	$299,747

Average Number of Common Shares:

Basic	149,262	151,691	150,285	151,563
Diluted	151,775	154,732	152,840	154,805

Basic Earnings Per Share	$0.74	$0.71	$2.01	$1.98

Diluted Earnings Per Share	$0.73	$0.69	$1.98	$1.94

Dividends Per Share	$0.145	$0.135	$0.570	$0.530

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT AND STATISTICAL INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP.
(Dollars and copies in thousands)

	Fourth Quarter 2003			Twelve Months Ended December 28, 2003
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$820,557	$189,802	$30,906	$3,007,544	$530,579	$121,981
Broadcast	40,360	13,058	2,421	145,337	35,761	9,269
New York Times Digital	24,990	7,235	1,171	88,046	20,431	5,289
Intersegment eliminations (d)	(3,625)	—	—	(13,727)	—	—
Unallocated Corporate expenses	—	(15,634)	2,824	—	(47,221)	11,208
Total	$882,282	$194,461	$37,322	$3,227,200	$539,550	$147,747

	Fourth Quarter 2002			Twelve Months Ended December 29, 2002
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$776,473	$184,932	$32,190	$2,864,135	$531,605	$127,870
Broadcast	47,620	18,902	2,150	155,799	48,962	8,168
New York Times Digital	19,652	3,315	1,554	71,795	8,258	7,349
Intersegment eliminations (d)	(3,547)	—	—	(12,722)	—	—
Unallocated Corporate expenses	—	(14,913)	2,491	—	(43,957)	9,960
Total	$840,198	$192,236	$38,385	$3,079,007	$544,868	$153,347

	Fourth Quarter 2003
	Weekday/ Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation (e)
The New York Times	1,165.7	2.6%	1,704.1	1.8%
The International Herald Tribune	221.8	N/A	N/A	N/A
New England Newspaper Group	550.6	-2.6%	810.0	0.9%
Regional Newspapers	621.5	0.6%	675.2	-0.3%

	Twelve Months Ended December 28, 2003
	Weekday/ Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation (e)
The New York Times	1,132.0	0.1%	1,682.1	—
The International Herald Tribune	222.7	N/A	N/A	N/A
New England Newspaper Group	549.0	-3.6%	816.2	-0.7%
Regional Newspapers	613.5	-0.1%	669.7	-1.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWSPAPER GROUP REVENUES BY DIVISION

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2003
	Fourth Quarter	% Change vs. 2002	Twelve Months	% Change vs. 2002

The New York Times
Advertising	$315,988	1.5%	$1,105,097	1.7%
Circulation	145,924	2.2%	584,266	3.6%
Other	42,130	13.6%	146,429	4.8%
Subtotal	$504,042	2.6%	$1,835,792	2.5%

International Herald Tribune
Advertising	$11,381	N/A	$35,473	N/A
Circulation	9,465	N/A	38,795	N/A
Other	188	N/A	1,336	N/A
Subtotal	$21,034	N/A	$75,604	N/A

Total New York Times Newspaper Group
Advertising	$327,369	5.1%	$1,140,570	5.0%
Circulation	155,389	8.8%	623,061	10.4%
Other	42,318	14.1%	147,765	5.8%
Total	$525,076	6.9%	$1,911,396	6.7%

New England Newspaper Group
Advertising	$123,258	2.0%	$448,443	1.6%
Circulation	45,578	6.6%	174,634	0.8%
Other	10,437	21.9%	35,372	15.8%
Total	$179,273	4.2%	$658,449	2.1%

Regional Newspapers
Advertising	$89,670	2.9%	$333,769	2.2%
Circulation	22,044	-0.7%	88,072	0.2%
Other	4,494	21.2%	15,858	12.0%
Total	$116,208	2.8%	$437,699	2.1%

Total Newspaper Group Excluding International Herald Tribune
Advertising	$528,916	1.8%	$1,887,309	1.8%
Circulation	213,546	2.8%	846,972	2.6%
Other	57,061	15.6%	197,659	7.2%
Total	$799,523	3.0%	$2,931,940	2.4%

Total Newspaper Group
Advertising	$540,297	4.0%	$1,922,782	3.7%
Circulation	223,011	7.3%	885,767	7.3%
Other (a)	57,249	16.0%	198,995	7.9%
Total	$820,557	5.7%	$3,007,544	5.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)          Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)          “Other income” in the Company’s Condensed Condsolidated Statements of Income include the following items:

	Fourth Quarter		Twelve Months
	(In thousands)		(In thousands)
	2003	2002	2003	2002
Non-compete agreement	$1,250	$1,250	$5,000	$5,000
Advertising credit (1)	—	—	8,277	—
Other income	$1,250	$1,250	$13,277	$5,000

(1) Related to a credit for advertising issued by the Company, which was not used within the allotted time by the advertiser.

(c)          “Minority interest in net (income)/loss of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.  All prior periods presented have been reclassed to conform with this presentation.

(d)          Intersegment eliminations primarily include license fees between NYTD and other segments.

(e)          Average net paid circulation for The New York Times, the New England Newspaper Group and the Regional Newspapers is provided following the guidelines of the Audit Bureau of Circulations, an independent agency that audits the circulation of most U.S. newspapers and magazines.  Average net paid circulation for the International Herald Tribune is provided following the guidelines of Diffusion Controle, an independent Paris-based agency that audits the circulation of most of France’s newspapers and magazines.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization.  For comparability, EBITDA in the prior year has been restated to conform with the 2003 presentation.  The EBITDA presented may not be comparable to similarly titled measures reported by other companies.  The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Fourth Quarter		Twelve Months
	(In thousands)		(In thousands)
	2003	2002	2003	2002

EBITDA	$230,894	$226,150	$692,760	$690,169
Depreciation and amortization	(37,322)	(38,385)	(147,747)	(153,347)
Interest expense - net	(10,333)	(11,533)	(44,757)	(45,435)
Income taxes *	(72,379)	(68,730)	(197,601)	(191,640)
Net income	$110,860	$107,502	$302,655	$299,747

* Includes taxes of minority holders netted within “Minority interest in net (income)/loss of subsidiaries” in the Condensed Consolidated Statements of Income.